Exhibit 10.1

Vector Group Ltd.
Equity Retention and Hedging Policy

Vector Group Ltd. (the “Company”) believes in aligning the long-term interests of Executive Officers with those of stockholders. To further that goal and to serve as an example to employees throughout the Company, the Compensation Committee has adopted this Equity Retention and Hedging Policy (the “Policy”).

Retention of Award Shares

Until normal retirement age, each Executive Officer shall retain at least 25% (after taxes and exercise costs) of the shares of common stock acquired by such officer under an incentive, equity or option award granted to them after January 1, 2013 (the “Award Shares”).

This Policy applies to awards occurring after January 1, 2013, as follows:

•	Restricted Stock - Commitment applies to the net shares issued to the Executive Officer after withholding taxes.

•	Stock Options - Commitment applies to net option shares acquired upon exercise of stock options after withholding taxes.

Normal retirement age shall be as defined in the Company’s Supplemental Retirement Plan.

Hedging of Award Shares
Our Executive Officers are prohibited from hedging their ownership of the Award Shares, including trading in publicly-traded options, puts, calls or other derivative instruments related to the Company’s stock.